Exhibit 99

Contacts:

Pelican Financial, Inc. - Howard Nathan – P:800 765-5562

Marcotte Financial Relations - Mike Marcotte – P:248 656-3873

Pelican Financial, Inc. Reports Q1 Net Loss.
Strong Balance Sheet Growth.
Fifth Branch Opened.	For Immediate Release

ANN, ARBOR, Mich., NAPLES, Fla., April 23, 2004 — Pelican Financial, Inc. (AMEX: PFI), the holding company for Pelican National Bank, posted a net loss for the first quarter of 2004, chiefly from the low interest-rate environment and higher, growth-related costs, Charles C. Huffman, Chairman and CEO, reported today.

Pelican National Bank, headquartered in Naples, Fla., is a full-service community bank serving the consumer and commercial sectors from five branch offices in Naples, Bonita Springs, Fort Myers, Fort Myers Beach, and San Carlos.

Pelican Financial, Inc. has completed its previously announced spin-off of Washtenaw Mortgage Company into a separate, publicly held corporation, The Washtenaw Group, Inc., trading under the symbol TWH. The spin-off was effective at the close of business December 31, 2003. PFI shareholders received one share of TWH for each share of PFI held.

First-quarter results

First-quarter results were hampered by margin compression from the low interest-rate environment and higher expenses from marketing and branch-expansion activities. The net loss for the quarter was $160,424, or $0.04 per share, compared with year earlier net income of $267,862, or $0.06 per share. Both net interest income and noninterest income were off. The 11% reduction in net interest income is chiefly attributable to lower loan margins. The 45% falloff in noninterest income is due to lower bank service charges and fees, and reduced gains from loan sales. Noninterest expense was noticeably up, from higher costs for branch-expansion activities.

The balance sheet saw considerable improvement. Total assets rose 22% during the quarter and 28% from the year-earlier quarter. Loan growth was flat during the quarter, but was up 12% from a year ago. Deposits increased 26% for the quarter and a full 35% from the first quarter of 2003.

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Mr. Huffman said, “While losses are never acceptable, the Bank performed well in the face of a difficult interest-rate environment and tough competition, while experiencing higher expenses from added personnel, the opening of one new branch in Fort Myers Beach, and preparations to open another new branch in Cape Coral, around midyear. We are successfully building core deposits and improving our balance sheet by adding quality loans.  We are optimistic about the second quarter and second half as we continue to expand our franchise and build our customer base.”

Safe Harbor. This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Among these risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, mortgage-interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission, available via EDGAR. The Company assumes no obligation to update forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such forward-looking statements.

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(financial statements follow)

PELICAN FINANCIAL, INC.

Consolidated Balance Sheets

	March 31, 2004 (Unaudited)	December 31, 2003
ASSETS
Cash and cash equivalents
Cash and due from banks	$9,579,359	$6,354,416
Interest-bearing deposits	52,363,243	45,639,288
Federal funds sold	3,063,141	3,426,013
Total cash and cash equivalents	65,005,743	55,419,717
Accounts receivable, net	199,188	179,488
Securities available for sale	88,798,958	49,729,994
Federal Reserve & Federal Home Loan Bank Stock	1,192,200	949,000
Loans held for sale	35,000	141,200
Loans receivable, net	109,819,308	109,798,257
Other real estate owned	118,595	332,857
Premises and equipment, net	3,084,959	2,658,018
Other assets	2,480,071	2,307,104

	$270,734,022	$221,515,635

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing	$101,510,530	$74,004,969
Interest-bearing	139,481,401	117,907,625
Total deposits	240,991,931	191,912,594
Note payable	—	291,665
Federal Home Loan Bank borrowings	12,000,000	12,000,000
Other liabilities	655,481	421,088
Total liabilities	253,647,412	204,625,347

Commitments and contingencies

Shareholders’ equity
Preferred stock, 200,000 shares authorized; none outstanding	—	—
Common stock, $.01 par value 10,000,000 shares authorized; 4,488,351 outstanding at March 31, 2004 and December 31, 2003	44,884	44,884
Additional paid in capital	15,568,593	15,568,593
Retained earnings	1,023,122	1,183,546
Accumulated other comprehensive income (loss), net of tax	450,011	93,265
Total shareholders’ equity	17,086,610	16,890,288

	$270,734,022	$221,515,635

PELICAN FINANCIAL, INC.

Consolidated Statements of Income and Comprehensive Income (Unaudited)

	Three Months Ended March 31,
	2004	2003
Interest income
Loans, including fees	$1,999,705	$2,416,390
Investment securities, taxable	499,232	78,482
Federal funds sold and overnight accounts	89,540	100,015
Total interest income	2,588,477	2,594,887
Interest expense
Deposits	876,459	584,715
Other borrowings	163,042	265,670
Total interest expense	1,039,501	850,385
Net interest income	1,548,976	1,744,502
Provision for loan losses	75,000	80,000
Net interest income after provision for loan losses	1,473,976	1,664,502
Noninterest income
Gain on sales of securities, net	2,330	71,652
Service charges on deposit accounts	30,529	52,594
Gain on sale of and loans, net	9,641	24,377
Net gain (loss) on foreclosed assets and other income	58,970	37,481
Total noninterest income	101,470	186,104
Noninterest expense
Compensation and employee benefits	937,674	746,808
Occupancy and equipment	270,806	223,030
Legal	49,625	44,852
Accounting and auditing	70,122	31,444
Data processing	48,202	29,161
Marketing and advertising	32,153	53,354
Loan and other real estate owned	123,279	130,186
Other noninterest expense	286,464	185,673
Total noninterest expense	1,818,325	1,444,508
Income (loss) from continuing operations before income taxes	(242,879)	406,098
Income tax expense (benefit)	(82,455)	138,236
Income (loss) from continuing operations	$(160,424)	$267,862
Discontinued operations:
Income from operations of discontinued mortgage subsidiary	—	4,041,119
Income tax	—	1,377,953
Income from discontinued operations	—	2,663,166
Net income (loss)	$(160,424)	$2,931,028
Basic earnings (loss) per share from continuing operations	$(0.04)	$0.06
Diluted earnings (loss) per share from continuing	$(0.04)	$0.06
Per share effect of discontinued operations	$—	$0.60
Basic earnings (loss) per share	$(0.04)	$0.66
Diluted earnings (loss) per share	$(0.04)	$0.66
Comprehensive income	$196,322	$2,785,064